As filed with the Securities and Exchange Commission on August 24, 2018

Registration No. 333—

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Crestwood Equity Partners LP

(Exact name of registrant as specified in its charter)

Delaware	43-1918951
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

811 Main Street

Suite 3400

Houston, Texas 77002

(832) 519-2200

(Address, including zip code of Registrant’s principal executive offices)

Crestwood Equity Partners LP 2018 Long Term Incentive Plan

Crestwood Equity Partners LP Employee Unit Purchase Plan

(Full title of the plan)

Robert T. Halpin

Executive Vice President and Chief Financial Officer

811 Main Street, Suite 3400

Houston, Texas 77002

(832) 519-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Gillian A. Hobson

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, TX 77002

(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller Reporting Company	☐

Emerging Growth Company	☐ (Do not check if smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per unit (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common units representing limited partnership interests, reserved for issuance pursuant to the LTIP	6,000,000	$38.63	$231,780,000	$28,857
Common units representing limited partnership interests, reserved for issuance pursuant to the EUPP	1,500,000	$38.63	$57,945,000	$7,215

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Form S-8 Registration Statement (the “Registration Statement”) also covers any additional common units representing limited partner interests (“Common Units”) of Crestwood Equity Partners LP (the “Registrant”) that may become issuable pursuant to the adjustment provisions of the Crestwood Equity Partners LP 2018 Long Term Incentive Plan, as amended from time to time (the “LTIP”) and the Crestwood Equity Partners LP Employee Unit Purchase Plan (the “EUPP” and together with the LTIP, the “Plans”).

(2)

The Registrant is filing this Registration Statement to register an aggregate of 7,500,000 Common Units that may be delivered with respect to awards under the LTIP and the EUPP, which shares consist of (a) 5,000,000 Common Units reserved and available for delivery with respect to awards under the LTIP, (b) 1,000,000 Common Units that may again become available for deliver with respect to awards under the LTIP pursuant to the unit counting, unit recycling and other terms and conditions of the LTIP, and (c) 1,500,000 Common Units reserved and available for delivery with respect to the EUPP.

(3)

The proposed maximum offering price per unit and proposed maximum aggregate offering price for the Common Units have been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act based upon the average of the high and low prices for a Common Unit as reported on the New York Stock Exchange on August 17, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give to all participants in the Plans document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428, the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Registrant with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a)	The Registrant’s and Crestwood Midstream Partners’ combined Annual Report on Form 10-K (File No. 001-34664) for its fiscal year ended December 31, 2017, filed with the Commission on February 26, 2018;

(b)

The Registrant’s and Crestwood Midstream Partners’ combined Quarterly Reports on Form 10-Q (File No. 001-34664) for the fiscal quarters ended March 31, 2018, filed with the Commission on May 3, 2018, and June 30, 2018, filed with the Commission on August 2, 2018;

(c)	The Registrant’s Current Reports on Form 8-K (File No. 001-34664), filed with the Commission on January 4, 2018, March 1, 2018, May 16, 2018 and June 4, 2018; and

(d)

The description of the Common Units included under the captions “The Amended and Restated Partnership Agreement of Inergy,” “U.S. Federal Income Taxation of Ownership of Inergy LP Units and Class B Units,” “Inergy’s Cash Distribution Policy” and “Description of Inergy Units” in the proxy statement/prospectus filed by the Registrant pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on October 1, 2010, which proxy statement/prospectus constitutes a part of the Registrant’s Registration Statement on Form S-4, as amended (Registration No. 333-169220), initially filed with the Commission on September 3, 2010, including any amendment or report filed for the purpose of updating, changing or otherwise modifying such description; and the description of the Common Units included under the caption “Description of the Common Units” contained in the Prospectus included in the Registrant’s Registration Statement on Form S-3 (File No. 333-217062), filed with the Commission on March 31, 2017, including any amendment or report filed for the purpose of updating, changing or otherwise modifying such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever. Under the Registrant’s partnership agreement, in most circumstances, the Registrant will indemnify certain persons (each, an “Indemnitee”), to the fullest extent permitted by applicable law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee.

This indemnity is available only if the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or (in the case of a person other than the Registrant’s general partner) not opposed to, the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Indemnitees include (i) any general partner, (ii) any departing general partner, (iii) any person who is or was an affiliate of a general partner or any departing general partner, (iv) any person who is or was a member, partner, officer, director, employee, agent or trustee of the Registrant or its subsidiaries, a general partner or any departing general partner or any affiliate of any of the Registrant or its subsidiaries, general partner or any departing general partner and (v) any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person. The Registrant will pay expenses subject to indemnity to the Indemnitee in advance, subject to receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it is ultimately determined by a court of competent jurisdiction that the Indemnitee is not entitled to indemnification. The Registrant maintains a liability insurance policy on behalf of certain of the Indemnitees, including its officers and directors.

The limited liability company agreement of the Registrant’s general partner provides for the indemnification of affiliates of the Registrant’s general partner and members, managers, partners, officers, directors, employees, agents and trustees of the Registrant’s general partner or any affiliate of its general partner and such persons who serve at the request of its general partner as members, managers, partners, officers, directors, employees, agents, trustees and fiduciaries of any other enterprise against certain liabilities under certain circumstances.

Any indemnification under these provisions will only be out of the Registrant’s assets. Unless the Registrant’s general partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to the Registrant to enable the Registrant to effectuate, indemnification. The Registrant may purchase insurance covering liabilities asserted against and expenses incurred by persons for the Registrant’s activities, regardless of whether the Registrant would have the power to indemnify the person against liabilities under its partnership agreement.

The LTIP provides that the committee that administers the Plan (the “Committee”) and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Registrant, the Registrant’s general partner or any of their respective affiliates, the legal counsel of the Registrant or its general partner, independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Registrant, its general partner, or any of its affiliates acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Registrant with respect to any such action or determination.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Certificate of Limited Partnership of Inergy, L.P. (incorporated by reference to Exhibit 3.1 to Inergy, L.P.’s Registration Statement on Form S-1 (Registration No. 333-56976), filed with the Commission on March 14, 2001).

4.2	Certificate of Correction of Certificate of Limited Partnership of Inergy, L.P. (incorporated by reference to Exhibit 3.1 to Inergy, L.P.’s Quarterly Report on Form 10-Q, filed with the Commission on May 12, 2003).

4.3	Amendment to the Certificate of Limited Partnership of the Registrant dated as of October 7, 2013 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on October 10, 2013).

4.4	Fifth Amended and Restated Agreement of Limited Partnership of the Registrant dated April 11, 2014 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on April 11, 2014).

4.5	First Amendment to the Fifth Amended and Restated Agreement of Limited Partnership of the Registrant, dated as of September 30, 2015 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on October 1, 2015).

4.6	Second Amendment to the Fifth Amended and Restated Agreement of Limited Partnership of the Registrant, dated as of November 8, 2017 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on November 13, 2017).

4.7	Certificate of Formation of Inergy GP, LLC (incorporated by reference to Exhibit 3.5 to Inergy, L.P.’s Registration Statement on Form S-1/A (Registration No. 333-56976), filed with the Commission on May 7, 2001).

4.8	Certificate of Amendment of Crestwood Equity GP LLC (f/k/a Inergy GP, LLC) dated October 7, 2013 (incorporated by reference to Exhibit 3.3A to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on November 8, 2013).

4.9	First Amended and Restated Limited Liability Company Agreement of Inergy GP, LLC dated as of September 27, 2012 (incorporated by reference to Exhibit 3.1 to Inergy, L.P.’s Current Report on Form 8-K, filed with the Commission on September 27, 2012).

4.10	Amendment No. 1 to the First Amended and Restated Limited Liability Company Agreement of the Registrant entered into effective October 7, 2013 (incorporated by reference to Exhibit 3.4A to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on November 8, 2013).

4.11	Specimen Unit Certificate for Common Units (incorporated by reference to Exhibit 4.3 to Inergy L.P.’s Registration Statement on Form S-1/A (Registration No. 333-56976), filed with the Commission on May 7, 2001).

4.12	Crestwood Equity Partners LP 2018 Long Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 16, 2018).

4.13*	Crestwood Equity Partners LP Employee Unit Purchase Plan.

5.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.

23.1*	Consent of Ernst & Young LLP – Crestwood Equity Partners LP.

23.2*	Consent of Ernst & Young LLP – Crestwood Midstream Partners LP.

23.3*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page hereof).

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on August 24, 2018.

CRESTWOOD EQUITY PARTNERS LP

By:	CRESTWOOD EQUITY GP LLC,
its general partner

By:	/s/ Robert T. Halpin
Robert T. Halpin
Executive Vice President and Chief Financial Officer

Each person whose signature appears below appoints Robert T. Halpin and Joel C. Lambert, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on August 24, 2018.

Signature	Title

/s/ Robert G. Philips	President, Chief Executive Officer and Director (Principal Executive Officer)
Robert G. Philips

/s/ Robert T. Halpin	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Robert T. Halpin

/s/ Steven M. Dougherty	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)
Steven M. Dougherty

/s/ Alvin Bledsoe	Director
Alvin Bledsoe

/s/ Michael G. France	Director
Michael G. France

/s/ Warren H. Gfeller	Director
Warren H. Gfeller

/s/ David Lumpkins	Director
David Lumpkins

/s/ John J. Sherman	Director
John J. Sherman

/s/ John W. Somerhalder II	Director
John W. Somerhalder II